BMC Stock Holdings, Inc. Announces 2016 Third Quarter Results

Atlanta, GA - November 7, 2016 - BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), a diversified lumber and building materials distributor and solutions provider that sells primarily to new construction and remodeling contractors, today reported its financial results for the third quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights and Merger Integration Update
On December 1, 2015, Stock Building Supply Holdings, Inc. (“SBS”) completed its merger transaction (the “Merger”) with Building Material Holdings Corporation (“Legacy BMC”). As a result of the Merger, current year results reported pursuant to U.S. generally accepted accounting principles (“GAAP”) are not comparable to prior year periods. For a more detailed explanation, see the “Third Quarter 2016 Financial Results - Basis of Presentation” section of this press release. A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of this press release.

During the third quarter of 2016, the Company generated solid operating result improvements and continued to make substantial progress on its integration plan.

•
Net sales increased 97.2% to $821.2 million, compared to net sales of $416.5 million in the third quarter of 2015, and net sales increased 6.0% to $821.2 million, compared to Adjusted net sales (non-GAAP) of $775.0 million in the third quarter of 2015

•
Net income increased to $9.2 million, or $0.14 per diluted share, including Merger and integration costs of $4.7 million and a loss on debt extinguishment of $12.5 million, compared to net income of $4.0 million, or $0.10 per diluted share, in the third quarter of 2015

•	Adjusted net income (non-GAAP) increased to $21.3 million, or $0.32 per diluted share, compared to Adjusted net income of $15.1 million, or $0.23 per diluted share, in the third quarter of 2015

•	Adjusted EBITDA (non-GAAP) increased 41.9% to $58.2 million, compared to adjusted EBITDA of $41.0 million in the third quarter of 2015

•	Adjusted EBITDA margin (non-GAAP) improved 180 basis points to 7.1%, compared to adjusted EBITDA margin of 5.3% in the third quarter of 2015

•	Net cash provided by operating activities increased $27.7 million to $24.4 million, compared to net cash used in operating activities of $3.3 million in the third quarter of 2015

•
Since closing the Merger, the Company has implemented cost synergy initiatives totaling approximately $28 million in future annual run rate savings, and remains on track to achieve annual run rate synergies of $40 to $50 million by the end of 2017

Peter Alexander, President and Chief Executive Officer of BMC, commented, “In the third quarter, our employees continued to provide best-in-class customer service and solutions to grow revenue and further improve profitability. Net sales for the quarter increased 97.2% compared to net sales in the third quarter of 2015 and grew 6.0% when compared to Adjusted net sales in the third quarter of 2015, including millwork, doors and windows Adjusted net sales growth of 9.7%. Another important component of the third quarter net sales growth was ReadyFrame®, our whole-house solution, which enables builders to frame houses 20 to 30 percent faster with less labor and significantly less waste. I am extremely pleased that ReadyFrame®, which grew 43% to $28.6 million in net sales during the quarter, is now available in all of our major markets, setting the stage for substantial future growth capacity for this innovative product offering.”

Jim Major, Executive Vice President and Chief Financial Officer of BMC, added, “We are very encouraged by the significant progress we’ve made on our integration efforts and are pleased with how well positioned we are to execute on future profitable growth opportunities. Specifically, during the third quarter, we achieved additional cost synergies and ended September with $28 million in future annual run rate cost savings. Also, during the quarter, we successfully refinanced our senior secured notes due 2018, extending our maturity to 2024. These refinancing transactions will lower our future interest expense obligations and allow us to maintain an attractive balance sheet with the ratio of long-term debt to trailing twelve month Adjusted EBITDA at the low-end of our target range of two to three times.”

Third Quarter 2016 Financial Results - Basis of Presentation
The Merger was accounted for as a “reverse acquisition” under the acquisition method of accounting, with SBS treated as the legal acquirer and Legacy BMC treated as the acquirer for accounting purposes. As such, the Company has accounted for the Merger by using the Legacy BMC historical information and accounting policies and adding the assets and liabilities of SBS as of the completion date of the Merger at their estimated fair values. As a result, current year results reported pursuant to GAAP are not comparable to prior year periods.

For informational purposes only, the Company has furnished certain Adjusted financial information for the three months and nine months ended September 30, 2016, and the three months and nine months ended September 30, 2015. The prior year Adjusted financial information combines the historical results of Legacy BMC and SBS for the three months and nine months ended September 30, 2015. The Adjusted financial information has not been prepared in accordance with GAAP, and is based upon information and assumptions deemed appropriate by the Company’s management. This Adjusted financial information is not necessarily indicative of what the Company’s results actually would have been had the Merger been completed as of January 1, 2015. In addition, this Adjusted financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or integration costs that have resulted or may result in the future from the Merger. All Adjusted financial information should be read in conjunction with separate historical financial statements and accompanying notes filed with the Securities and Exchange Commission (“SEC”). A reconciliation of Adjusted financial measures to GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of the press release.

Third Quarter 2016 Financial Results Compared to Prior Year Period
Net sales in the third quarter of 2016 increased 97.2% to $821.2 million, compared to the third quarter of 2015, primarily as a result of the Merger and the acquisition of Robert Bowden, Inc. (“RBI”). Net sales in the third quarter of 2016 increased 6.0% to $821.2 million, compared to Adjusted net sales in the third quarter of 2015. The Company estimates net sales, as compared to Adjusted net sales in the third quarter of 2015, increased 2.0% as a result of the RBI acquisition completed in 2015, 1.6% from other volume growth and 2.4% as a result of lumber and sheet goods commodity price inflation.

Gross profit in the third quarter of 2016 increased 109.0% to $203.0 million, compared to the third quarter of 2015, primarily driven by the Merger and the acquisition of RBI. Gross profit as a percentage of sales increased to 24.7%, compared to 23.3% for the third quarter of 2015, primarily driven by a higher percentage of total net sales being derived from millwork, doors & windows, which generally are sold at a higher gross margin than our other product categories, as well as increased consideration from supplier agreements.

Third quarter 2016 selling, general and administrative expenses increased 95.6% to $149.5 million, compared to the third quarter of 2015, primarily as a result of the Merger and the acquisition of RBI.

Depreciation expense in the third quarter of 2016, including the portion reported within cost of sales, increased to $11.9 million, compared to $4.7 million in the third quarter of 2015. The increase was primarily driven by fixed assets acquired through the Merger and the acquisition of RBI, as well as replacements and additions of delivery fleet, material handling equipment and operating equipment.

Amortization expense in the third quarter of 2016 was $5.3 million, compared to $0.7 million in the third quarter of 2015. The increase in amortization expense for the three months ended September 30, 2016 related to intangible assets acquired through the Merger and the acquisition of RBI.

Interest expense in the third quarter of 2016 was $7.7 million, including $0.8 million of non-cash amortized debt issuance costs, compared to $7.0 million in the third quarter of 2015. This increase was primarily the result of borrowings assumed in the Merger as well as borrowings used to fund the acquisition of RBI.

Merger and integration costs in the third quarter of 2016 were $4.7 million consisting primarily of severance, system integration costs and professional fees, compared to $1.0 million in the third quarter of 2015.

For the third quarter of 2016, the Company reported operating income of $33.7 million, compared to operating income of $15.3 million in the third quarter of 2015, and net income of $9.2 million, or $0.14 per diluted share, compared to net income of $4.0 million, or $0.10 per diluted share, in the third quarter of 2015.

Adjusted net income in the third quarter of 2016 was $21.3 million, or $0.32 per diluted share, compared to Adjusted net income of $15.1 million, or $0.23 per diluted share, in the third quarter of 2015. Adjusted EBITDA in the third quarter of 2016 was $58.2 million, compared to Adjusted EBITDA of $41.0 million in the third quarter of 2015. Adjusted EBITDA margin improved 180 basis points in the third quarter of 2016 to 7.1%, compared to Adjusted EBITDA margin of 5.3% in the third quarter of 2015.

Liquidity and Capital Resources
Total liquidity as of September 30, 2016 was approximately $274.8 million, which includes cash and cash equivalents of $6.8 million and $268.0 million of borrowing availability under the Company’s asset-backed revolver. Capital expenditures during the third quarter of 2016 totaled $6.6 million, primarily to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility and technology investments to support our operations.  In addition, the Company acquired approximately $5.2 million of assets, consisting primarily of material handling equipment, under capital lease arrangements.

During the third quarter of 2016, the Company completed an issuance of $350.0 million of 5.5% senior secured notes due 2024 and utilized the net cash proceeds from the issuance to redeem, in full, the $250.0 million 9.0% senior secured notes due 2018 issued by Legacy BMC as well as repay a portion of the outstanding borrowings under the Company’s asset-backed revolver. In connection with this refinancing, the Company incurred a loss on debt extinguishment of $12.5 million related to the redemption of the extinguished senior notes. The loss was made up of a call premium of $8.4 million and the write-off of unamortized debt issuance costs and original issue discount of $4.1 million. As a result of this refinancing, and based on current borrowing levels and interest rates on its asset-backed revolver, the Company expects to save approximately $7 million in future annualized interest expenses.

Outlook
“Macroeconomic trends remain favorable and should support further growth in the U.S. single-family housing market,” said Alexander. “We are uniquely positioned with a solid balance sheet, which provides substantial flexibility. Therefore, we expect to continue to execute our integration and business plans as we look for opportunities to achieve profitable growth both through organic initiatives as well as through strategic investments next year.”

Conference Call Information
BMC will host a conference call on Monday, November 7, 2016 at 10:00 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 844-512-2921, or for international callers, 412-317-6671. The passcode for the live call and the replay is 13646529. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on November 14, 2016. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.buildwithbmc.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted net sales, Adjusted EBITDA and Adjusted net income, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted net sales, Adjusted EBITDA and Adjusted net income to the most comparable GAAP measure and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under “Reconciliation of GAAP to Non-GAAP Measures.”

About BMC Stock Holdings, Inc.
Headquartered in Atlanta, Georgia, BMC is one of the nation’s leading providers of diversified building products and services to professional builders and contractors in the residential housing market. The Company's comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform capable of supporting all of the Company's customers’ needs. BMC serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC’s control. BMC cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement; therefore, investors and shareholders should not place undue reliance on such statement. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include without limitation:

•	the state of the homebuilding industry and repair and remodeling activity, the economy and the credit markets;

•	seasonality and cyclicality of the building products supply and services industry;

•	competitive industry pressures and competitive pricing pressure from our customers and competitors;

•	inflation or deflation of prices of our products;

•	our exposure to product liability, warranty, casualty, construction defect, contract, tort, employment and other claims and legal proceedings;

•	our ability to maintain profitability;

•	our concentration of business in the Texas, California and Georgia markets;

•
the potential negative impacts from the significant decline in oil prices on employment, home construction and remodeling activity in Texas (particularly the Houston metropolitan area) and other markets dependent on the energy industry;

•	our ability to retain our key employees and to attract and retain new qualified employees, while controlling our labor costs;

•	product shortages, loss of key suppliers or failure to develop relationships with qualified suppliers, and our dependence on third-party suppliers and manufacturers;

•	the implementation of our supply chain and technology initiatives;

•	the impact of long-term non-cancelable leases at our facilities;

•	our ability to effectively manage inventory and working capital;

•	the credit risk from our customers;

•	the impact of pricing pressure from our customers;

•	our ability to identify or respond effectively to consumer needs, expectations or trends;

•	our ability to successfully implement our growth strategy;

•	the impact of federal, state, local and other laws and regulations;

•	the potential loss of significant customers;

•	natural or man-made disruptions to our distribution and manufacturing facilities;

•	our exposure to environmental liabilities and subjection to environmental laws and regulation;

•	cybersecurity risks;

•	risks related to the continued integration of Legacy BMC and Legacy SBS and successful operation of the post-merger company;

•	our ability to operate multiple ERP information systems, while we convert multiple systems to a single system;

•	our ability to retain qualified employees following the Merger, while controlling labor costs;

•	our ability to operate on multiple ERP information systems and the subsequent conversion to a single system;

•	the impact of additional indebtedness assumed through the Merger;

•	the various financial covenants in our secured credit agreement and senior secured notes indenture; and

•
other factors discussed or referred to in the “Risk Factors” section of BMC’s most recent Annual Report on Form 10-K filed with the SEC on March 15, 2016, and our subsequent quarterly Form 10-Q filings with the SEC.

All such factors are difficult to predict and are beyond BMC's control. All forward-looking statements attributable to BMC or persons acting on BMC's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(919) 431-1160

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Net sales
Building products	$613,763	$296,956	$1,768,834	$767,234
Construction services	207,441	119,515	577,335	299,350
	821,204	416,471	2,346,169	1,066,584
Cost of sales
Building products	446,028	222,289	1,309,925	574,720
Construction services	172,210	97,081	475,006	244,248
	618,238	319,370	1,784,931	818,968
Gross profit	202,966	97,101	561,238	247,616

Selling, general and administrative expenses	149,498	76,436	431,176	206,800
Depreciation expense	9,784	3,549	27,866	10,255
Amortization expense	5,349	735	15,882	999
Impairment of assets	—	82	11,883	82
Merger and integration costs	4,655	998	11,088	4,040
	169,286	81,800	497,895	222,176
Income from operations	33,680	15,301	63,343	25,440
Other income (expense)
Interest expense	(7,668)	(7,038)	(24,020)	(20,498)
Loss on debt extinguishment	(12,529)	—	(12,529)	—
Other income (expense), net	735	(48)	3,601	968
Income before income taxes	14,218	8,215	30,395	5,910
Income tax expense	4,982	4,168	9,933	3,299
Net income	$9,236	$4,047	$20,462	$2,611

Weighted average common shares outstanding
Basic	66,435	39,105	65,873	39,051
Diluted	67,085	39,358	66,455	39,329

Net income per common share
Basic	$0.14	$0.10	$0.31	$0.07
Diluted	$0.14	$0.10	$0.31	$0.07

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except share and per share amounts)	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$6,750	$1,089
Accounts receivable, net of allowances	346,915	303,176
Inventories, net	276,794	243,960
Costs in excess of billings on uncompleted contracts	26,814	22,528
Income taxes receivable	—	11,390
Prepaid expenses and other current assets	42,066	31,817
Total current assets	699,339	613,960
Property and equipment, net of accumulated depreciation	281,174	295,978
Deferred income taxes	1,617	—
Customer relationship intangible assets, net of accumulated amortization	167,405	177,036
Other intangible assets, net of accumulated amortization	4,649	10,900
Goodwill	254,832	254,664
Other long-term assets	18,120	18,601
Total assets	$1,427,136	$1,371,139
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$185,561	$135,632
Accrued expenses and other liabilities	89,616	91,888
Billings in excess of costs on uncompleted contracts	17,429	15,888
Current taxes payable	1,869	—
Interest payable	985	6,882
Current portion:
Long-term debt and capital lease obligations	10,179	10,129
Insurance deductible reserves	15,513	17,888
Total current liabilities	321,152	278,307
Insurance deductible reserves	40,500	37,334
Long-term debt	372,371	400,216
Long-term portion of capital lease obligations	17,503	16,495
Deferred income taxes	—	3,021
Other long-term liabilities	5,942	6,834
Total liabilities	757,468	742,207
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 66.5 million and 65.4 million shares issued, and 66.4 million and 65.3 million outstanding at September 30, 2016 and December 31, 2015, respectively	665	654
Additional paid-in capital	647,409	626,402
Retained earnings	22,764	2,302
Treasury stock, at cost, 0.1 million and less than 0.1 million shares at September 30, 2016 and December 31, 2015, respectively	(1,170)	(426)
Total stockholders' equity	669,668	628,932
Total liabilities and stockholders' equity	$1,427,136	$1,371,139

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
(in thousands)	2016	2015
Cash flows from operating activities
Net income	$20,462	$2,611
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	35,215	13,836
Amortization of intangible assets	15,882	999
Amortization of debt issuance costs	2,690	1,796
Amortization of original issue discount	174	183
Amortization of inventory step-up charges	2,884	—
Deferred income taxes	(4,638)	3,799
Non-cash stock compensation expense	5,544	2,470
Impairment of assets	11,883	82
Gain on sale of property, equipment and real estate	(363)	(520)
Gain on insurance proceeds	(1,003)	—
Loss on debt extinguishment	12,529	—
Change in assets and liabilities
Accounts receivable, net of allowances	(43,739)	(42,707)
Inventories, net	(35,718)	(9,006)
Accounts payable	49,462	14,643
Other assets and liabilities	(7,443)	(105)
Net cash provided by (used in) operating activities	63,821	(11,919)
Cash flows from investing activities
Purchases of property, equipment and real estate	(26,126)	(20,752)
Insurance proceeds	1,151	—
Proceeds from sale of property, equipment and real estate	1,066	2,439
Purchases of businesses, net of cash acquired	—	(149,661)
Change in restricted assets	—	21,009
Other investing activities	—	239
Net cash used in investing activities	(23,909)	(146,726)
Cash flows from financing activities
Proceeds from revolving line of credit	1,227,050	120,500
Repayments of proceeds from revolving line of credit	(1,352,408)	(15,000)
Proceeds from issuance of senior secured notes	350,000	—
Redemption of senior secured notes	(250,000)	—
Borrowings under other notes	—	2,491
Principal payments on other notes	(2,900)	(4,679)
Proceeds from issuance of common stock, net of offering costs	13,776	—
Payments of debt issuance costs	(5,824)	(887)
Payments of debt extinguishment costs	(8,438)	—
Payments on capital lease obligations	(6,300)	(3,140)
Other financing activities	793	(410)
Net cash (used in) provided by financing activities	(34,251)	98,875
Net increase (decrease) in cash and cash equivalents	5,661	(59,770)
Cash and cash equivalents
Beginning of period	1,089	63,262
End of period	$6,750	$3,492

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Net Sales by Product Category
(unaudited)

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$126,818	15.4%	$68,987	16.6%	83.8%
Lumber & lumber sheet goods	244,885	29.8%	121,282	29.1%	101.9%
Millwork, doors & windows	233,418	28.4%	111,037	26.7%	110.2%
Other building products & services	216,083	26.4%	115,165	27.6%	87.6%
Total net sales	$821,204	100.0%	$416,471	100.0%	97.2%

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$360,433	15.4%	$170,763	16.0%	111.1%
Lumber & lumber sheet goods	692,650	29.5%	319,226	29.9%	117.0%
Millwork, doors & windows	680,416	29.0%	290,610	27.2%	134.1%
Other building products & services	612,670	26.1%	285,985	26.9%	114.2%
Total net sales	$2,346,169	100.0%	$1,066,584	100.0%	120.0%

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted net sales, Adjusted EBITDA and Adjusted net income are intended as supplemental measures of the Company’s performance that are not required by, or presented in accordance with, GAAP. The Company believes that Adjusted net sales, Adjusted EBITDA and Adjusted net income provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

•	Adjusted net sales for the three months ended and nine months ended September 30, 2015 is defined as BMC net sales plus pre-Merger SBS net sales.

•
Adjusted EBITDA for the three months and nine months ended September 30, 2016 is defined as BMC net income plus interest expense, income tax expense, depreciation and amortization, Merger and integration costs, non-cash stock compensation expense, loss on debt extinguishment, impairment of assets and inventory step-up charges. Adjusted EBITDA for the three months and nine months ended September 30, 2015 is defined as BMC net income plus pre-Merger SBS income from continuing operations, interest expense, income tax expense, depreciation and amortization, Merger and integration costs, non-cash stock compensation expense, impairment of assets, headquarters relocation expense, loss portfolio transfer, insurance deductible reserve adjustments, casualty fire loss and other items.

•
Adjusted EBITDA margin for the three months and nine months ended September 30, 2016 is defined as Adjusted EBITDA divided by net sales and for the three months and nine months ended September 30, 2015 is defined as Adjusted EBITDA divided by Adjusted net sales.

•
Adjusted net income for the three months ended September 30, 2016 is defined as BMC net income plus Merger and integration costs, non-cash stock compensation expense, loss on debt extinguishment and after tax effecting those items, and for the three months ended September 30, 2015 is defined as BMC net income plus pre-Merger SBS income from continuing operations, Merger and integration costs, non-cash stock compensation expense, impairment of assets, headquarters relocation expense, insurance deductible reserve adjustments, casualty fire loss and other items, and after tax effecting those items.

Company management uses Adjusted net sales, Adjusted EBITDA and Adjusted net income for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted net sales and Adjusted EBITDA are used in monthly financial reports prepared for management and the board of directors. The Company believes that the use of Adjusted net sales, Adjusted EBITDA and Adjusted net income provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, the Company’s calculation of Adjusted net sales, Adjusted EBITDA and Adjusted net income are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider Adjusted net sales, Adjusted EBITDA and Adjusted net income in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted EBITDA and Adjusted net income is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, working capital needs; (ii) Adjusted EBITDA does not reflect interest expense, or the requirements necessary to service interest or principal payments on debt; (iii) Adjusted EBITDA does not reflect income tax expenses or the cash requirements to pay taxes; (iv) Adjusted net income and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA and Adjusted net income do not reflect any cash requirements for such replacements and (vi) Adjusted net income and Adjusted EBITDA do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted net sales, Adjusted EBITDA and Adjusted net income in conjunction with GAAP results. Readers should review the reconciliations of net sales to Adjusted net sales, net income to Adjusted EBITDA and Adjusted net income below, and should not rely on any single financial measure to evaluate the Company’s business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net sales to Adjusted net sales and net income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2016	2015	2016	2015
Net sales	$821,204	$416,471	$2,346,169	$1,066,584
SBS net sales (a)	—	358,540	—	1,006,225
Adjusted net sales	$821,204	$775,011	$2,346,169	$2,072,809

Net income	$9,236	$4,047	$20,462	$2,611
SBS income from continuing operations (a)	—	6,024	—	10,406
Interest expense (b)	7,668	7,783	24,020	22,631
Income tax expense (b)	4,982	7,188	9,933	5,165
Depreciation and amortization (b)	17,276	9,643	51,097	26,665
Merger and integration costs (b)	4,655	2,181	11,088	8,692
Non-cash stock compensation expense (b)	1,851	1,524	5,544	4,571
Loss on debt extinguishment	12,529	—	12,529	—
Impairment of assets	—	82	11,883	82
Inventory step-up charges (c)	—	—	2,884	—
Headquarters relocation (d)	—	359	—	2,811
Loss portfolio transfer (e)	—	—	—	2,826
Insurance deductible reserve adjustments and casualty fire loss (f)	—	694	—	1,059
Other items (b), (g)	—	1,482	—	4,191
Adjusted EBITDA	$58,197	$41,007	$149,440	$91,710
Adjusted EBITDA margin	7.1%	5.3%	6.4%	4.4%

Net income	$9,236	$4,047
SBS income from continuing operations (a)	—	6,024
Merger and integration costs (b)	4,655	2,181
Non-cash stock compensation expense (b)	1,851	1,524
Loss on debt extinguishment	12,529	—
Impairment of assets	—	82
Headquarters relocation (d)	—	359
Insurance deductible reserve adjustments and casualty fire loss (f)	—	694
Other items (b), (g)	—	1,482
Tax effect of adjustments to net income (h)	(6,927)	(1,297)
Adjusted net income	$21,344	$15,096

Diluted weighted average shares used to calculate Adjusted net income per diluted share (i)	67,085	65,712
Adjusted net income per diluted share	$0.32	$0.23

(a)	Represents pre-Merger net sales and income from continuing operations for SBS for the three and nine months ended September 30, 2015.
(b)	Includes pre-Merger expense for SBS for the three and nine months ended September 30, 2015.
(c)
Represents $2.9 million of expense incurred during the nine months ended September 30, 2016 in relation to the sell-through of SBS inventory which was stepped up in value in connection with the Merger.

(d)	Represents expenses to relocate Legacy BMC's headquarters to Atlanta, Georgia.
(e)
Represents premium and brokerage fees paid to a reinsurer for their assumption of the insurance deductible reserves relating to workers’ compensation claims incurred for claim years from 2006 through 2011.

(f)
Represents adjustments to deductible reserves for workers compensation, general liability, automobile and construction claims incurred prior to Legacy BMC's restructuring and a casualty loss related to a fire at one of the Company’s facilities during 2015.

(g)	Primarily represents severance expense, acquisition costs and expenses related to closed locations.
(h)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 37.6% and 38.2% for the three months ended September 30, 2016 and 2015, respectively. The tax effect of adjustments to net income for the three months ended September 30, 2016 and 2015 exclude approximately $0.6 million and $2.9 million, respectively, of non-deductible Merger, integration and acquisition costs.

(i)	Diluted weighted average shares used to calculate Adjusted net income per diluted share for the three months ended September 30, 2015 were calculated assuming the Merger closed January 1, 2015.

Net sales and Adjusted net sales by product category (unaudited):

	Three Months Ended September 30, 2016		Three Months Ended September 30, 2015
(in thousands)	Net Sales	% of Sales	Adjusted Net Sales	% of Sales	% Change
Structural components	$126,818	15.4%	$119,918	15.5%	5.8%
Lumber & lumber sheet goods	244,885	29.8%	238,580	30.8%	2.6%
Millwork, doors & windows	233,418	28.4%	212,685	27.4%	9.7%
Other building products & services	216,083	26.4%	203,828	26.3%	6.0%
Total net sales and Adjusted net sales	$821,204	100.0%	$775,011	100.0%	6.0%

	Nine Months Ended September 30, 2016		Nine Months Ended September 30, 2015
(in thousands)	Net Sales	% of Sales	Adjusted Net Sales	% of Sales	% Change
Structural components	$360,433	15.4%	$312,787	15.1%	15.2%
Lumber & lumber sheet goods	692,650	29.5%	655,580	31.6%	5.7%
Millwork, doors & windows	680,416	29.0%	576,781	27.8%	18.0%
Other building products & services	612,670	26.1%	527,661	25.5%	16.1%
Total net sales and Adjusted net sales	$2,346,169	100.0%	$2,072,809	100.0%	13.2%